FREMONT GENERAL CORPORATION                                           EXHIBIT 11
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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                                                         Three Months Ended           Nine Months Ended
                                                            September 30,               September 30,
                                                    ---------------------------------------------------------
                                                       1996          1995*           1996           1995*
                                                    ------------   -----------    ------------   ------------
                                                         (Amounts in thousands, except per share data)
Primary:
Weighted average shares outstanding                      26,008        25,391          25,398         25,391
Net effect of dilutive stock options -
  based on the treasury stock method
  using average market price                                953           799             947            596
                                                    ------------   -----------    ------------   ------------
Total                                                    26,961        26,190          26,345         25,987
                                                    ============   ===========    ============   ============

Net income                                              $22,939       $18,265         $63,882        $49,338
                                                    ============   ===========    ============   ============

Per share earnings                                        $0.85         $0.70           $2.42          $1.90
                                                    ============   ===========    ============   ============


Fully Diluted:
Weighted average shares outstanding                      26,008        25,391          25,398         25,391
Net effect of dilutive stock options -
  based on the treasury stock method
  using the quarter-end market price,
  if higher than average market price                     1,043           808             977            632

Assumed conversion of LYONs:                              7,148         7,209           7,188          7,209
                                                    ------------   -----------    ------------   ------------
Total                                                    34,199        33,408          33,563         33,232
                                                    ============   ===========    ============   ============

Net income                                              $22,939       $18,265         $63,882        $49,338

Income adjustments for fully diluted computation:
   Add interest expense and amortization
      of prepaid expense, net of federal
      income tax, for assumed conversion
      of LYONs                                            1,185         1,139           3,543          3,325
                                                    ------------   -----------    ------------   ------------

Total                                                   $24,124       $19,404         $67,425        $52,663
                                                    ============   ===========    ============   ============

Per share earnings                                        $0.71         $0.58           $2.01          $1.58
                                                    ============   ===========    ============   ============


* Adjusted retroactively for all stock splits and dividends.
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